Filed Pursuant to Rule 433

Registration No. 333-286383-01

Free Writing Prospectus dated May 5, 2025

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$500,000,000 2025 Series B 5.250% General and Refunding Mortgage Bonds due 2035

$500,000,000 2025 Series C 5.850% General and Refunding Mortgage Bonds due 2055

$300,000,000 2025 Series D 4.250% General and Refunding Mortgage Bonds due 2027

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (stable) / A (stable) / A+ (stable) (Moody’s / S&P / Fitch)

Trade Date:	May 5, 2025

Settlement Date:	T+7; May 14, 2025

Security:	2025 Series B 5.250% General and Refunding Mortgage Bonds due 2035	2025 Series C 5.850% General and Refunding Mortgage Bonds due 2055	2025 Series D 4.250% General and Refunding Mortgage Bonds due 2027

Principal Amount:	$500,000,000	$500,000,000	$300,000,000

Maturity Date:	May 15, 2035	May 15, 2055	May 14, 2027

Coupon:	5.250%	5.850%	4.250%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2025	May 15 and November 15, commencing November 15, 2025	May 14 and November 14, commencing November 14, 2025

Benchmark Treasury:	4.625% due February 15, 2035	4.500% due November 15, 2054	3.750% due April 30, 2027

Benchmark Treasury Price/Yield:	102-07+ / 4.341%	94-23 / 4.838%	99-26 3/8 / 3.843%

Spread to Benchmark Treasury:	+93 bps	+103 bps	+45 bps

Yield to Maturity:	5.271%	5.868%	4.293%

Price to Public:	99.838%	99.747%	99.918%

Optional Redemption:

Prior to February 15, 2035, (the “Series B Bonds Par Call Date”), the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series B Bonds matured on the Series B Bonds Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series B Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series B Bonds Par Call Date, the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series B Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Prior to November 15, 2054, (the “Series C Bonds Par Call Date”), the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series C Bonds matured on the Series C Bonds Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series C Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series C Bonds Par Call Date, the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series C Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

The Series D Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series D Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

CUSIP:	23338V AY2	23338V AZ9	23338V AW6

ISIN:	US23338VAY20	US23338VAZ94	US23338VAW63

Joint Book-Running Managers:	BofA Securities, Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

U.S. Bancorp Investments, Inc.

Independence Point Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, PNC Capital Markets LLC toll free at 1-855-881-0697, Scotia Capital (USA) Inc. toll free at 1-800-372-3930, TD Securities (USA) LLC toll free at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.

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